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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-12

                          CRUSADER HOLDING CORPORATION
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                (Name of Registrant as Specified In Its Charter)


                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         1)  Title of each class of securities to which transaction applies:
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         2)  Aggregate number of securities to which transaction applies:
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         3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         4)  Proposed maximum aggregate value of transaction:
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         5)  Total fee paid:
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[ ] Fee paid previously with preliminary materials.





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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
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         2)  Form, Schedule or Registration Statement No.:
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         3)  Filing Party:
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         4)  Date Filed:
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FOR IMMEDIATE PRESS RELEASE                                   March 13, 2001


ROYAL BANK OF PENNSYLVANIA TO ACQUIRE

THE ASSETS, LOANS AND DEPOSIT OF CRUSADER BANK


(Narberth, Pennsylvania) Joseph P. Campbell, President and CEO of Royal Bank of Pennsylvania announced the signing of an agreement providing for Royal Bank to acquire the assets, loans, and assume the deposits of Crusader Bank, of Philadelphia, Pennsylvania, a wholly owned subsidiary of Crusader Holding Corporation (NASDAQ: CRSB). Campbell said, "Crusader has had significant growth and extraordinary earnings since it has been a public company, and I am enthusiastic about the acquisition." The value of the transaction is based on net book value per share of the Crusader Holding Corporation as adjusted through closing and is expected to be accretive to Royal's earnings immediately upon completion.


As a result of the approximate $400 Million Dollar asset acquisition, Royal will become one of the largest locally headquartered commercial banks in the area having more than doubled in asset size since mid 1999 when Campbell was named President and CEO. Total Assets will exceed $1 Billion Dollars with a network of 15 branches in Philadelphia, Montgomery, Delaware, Chester and Berks counties.


Daniel M. Tabas, Chairman of Royal Bancshares of Pennsylvania said, "this acquisition will enhance Royal's long term shareholder value by expanding and enhancing the bank's franchise." Bruce A. Levy, President of Crusader stated, "Our Board of Directors believes this transaction is in the best interest of our shareholders, customers and employees."


Upon completion of the acquisition, which is expected prior to July 31, former Crusader Bank customers will be able to take advantage of all products, services and branches offered by Royal Bank of Pennsylvania, including the branch in Northeast Philadelphia at Castor Avenue.


Royal Bank of Pennsylvania specializes in business loans and is a Certified and Preferred Small Business Administration (SBA) lender in Southeastern Pennsylvania and Wilmington, Delaware. Royal Bancshares of Pennsylvania (NASDAQ:
RBPAA) is the parent company of Royal Bank of Pennsylvania.

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The foregoing transaction is subject to regulatory approval and the approval of
Crusader shareholders. Crusader will prepare and file with the Securities and Exchange Commission and mail to its shareholders a proxy statement describing the transaction, which will contain important information. Shareholders are advised to read the proxy statement, which will be available from Crusader and from the Securities and Exchange Commission at no charge.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Crusader Holding Corporation plans to mail a proxy statement to its shareholders containing information about the transaction. Investors and security holders of Crusader Holding Corporation are advised to read the proxy statement carefully when it becomes available because it will contain important information about Crusader Holding Corporation, the transaction, the persons soliciting proxies related to the transaction, their interests in the transaction, and related matters. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed by Crusader Holding Corporation at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement also will be available from Crusader Holding Corporation by directing such requests to the attention of Mr. Bruce A. Levy, Crusader Holding Corporation, 1230 Walnut Street, Philadelphia, PA 19107, telephone (215) 893-1500.

INFORMATION CONCERNING PARTICIPANTS

Participants in the solicitation may include Crusader Holding Corporation and its directors, as follows: Thomas J. Knox, Bruce A. Levy, Linda R. Knox, D. Walter Cohen, Joseph M. Matisoff, Brian McAdams and Robert L. Macaulay. A description of the participants' direct and indirect interests, by security holdings or otherwise, in Crusader Holding Corporation may be found in Crusader Holding Corporation's Definitive Proxy Statement filed with the Securities and Exchange Commission on October 30, 2000, a free copy of which may be obtained at the website described above.